Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 20, 2007

Board of Directors

FBR Capital Markets Corporation

1001 Nineteenth Street North

Arlington, Virginia 22209

FBR Capital Markets Corporation

Registration Statement on Form S-8 Registering 1,000,000 Shares of Common Stock

Gentlemen:

We have acted as special counsel to FBR Capital Markets Corporation, a Virginia corporation (the “Company”), in connection with the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are issuable pursuant to the FBR Capital Markets Corporation 2007 Employee Share Purchase Plan, as amended on April 23, 2007 (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following:

(i)	the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as certified by the State Corporation Commission of the Commonwealth of Virginia on June 11, 2007;

(ii)	the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

(iii)	the certificate of good standing issued by the SCC with respect to the Company on June 11, 2007; and

(iv)	copies of the resolutions of the Board of Directors of the Company adopted at meetings duly called and held on December 15, 2006 and April 23, 2007.

Board of Directors

FBR Capital Markets Corporation

June 20, 2007

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The issuance of the Shares was duly authorized and, when issued and delivered pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP